Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

   TRADE DATE
   DESCRIPTION OF SECURITY/ISSUER
   ISSUE SIZE
   AMOUNT PURCHASED
   LIST OF UNDERWRITERS
   NAME OF AFFILIATED BROKER-DEALER
1/18/17
Pennsylvania REIT Series C (Preferred)
$150,000,000
$4,500,000
JPMorgan, Citigroup, Jeffries, Wells Fargo, Stifel, Nicolaus
JPMorgan Securities LLC